Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2011 RESULTS

February 14, 2011 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq: GENC) announced net revenue for the quarter ended December 31, 2010 was $7.8 million compared to $11.1 million for the quarter ended December 31, 2009. Operating loss for the quarter ended December 31, 2010 was $1.7 million compared to $1.4 million of operating loss for the first quarter of the prior fiscal year.

The Company had non-operating, net investment income of $3.2 million for the quarter ended December 31, 2010 compared to a non-operating income of $1.0 million (including net investment income of $0.8 million) in the first three months of the prior fiscal year. As a result, the Company had net income of $1.1 million ($.12 per diluted share) for the quarter ended December 31, 2010, compared to a net loss of $0.2 million (a negative $.02 per diluted share) for the quarter ended December 31, 2009.

At December 31, 2010 the Company had $78.3 million of cash and marketable securities, an increase of $2.0 million over the September 30, 2010 balance of $76.3 million. Net working capital was $94.1 million at December 31, 2010. The Company has no short or long term debt.

E. J. Elliott, Gencor’s Chairman, stated, “Our sales in the first quarter of fiscal 2011 were level with the sales in the last quarter of fiscal 2010. This seasonal slow-down in the third and fourth quarters of the calendar year is typical of the asphalt-related business in which the Company’s sales are concentrated. Compared to the first fiscal quarter of 2010, our sales were down 30% as the Company experienced some slippage in the normal timing of orders for asphalt plants as our customers awaited the outcome of the mid-term elections. While we expect to see an increase in revenue and improved financial results in our fiscal second quarter, longer term we remain uncertain as to the state of the overall economy and what impact the infrastructure funding decisions of the new Republican led congress will have on our financial performance.”

Mr. Elliott went on to say, “The current absence of the traditional multi-year highway bill coupled with the depressed economy have reduced sales opportunities and those that do arise continue to be subject to severe competition and lower margins. In response to our current outlook, we continue to review our internal processes and related cost structure, taking all action as necessary to preserve our strong balance sheet. Longer term, we believe our strategy of continuing to invest in product engineering and development and focusing on delivering high quality products and superior customer service will position us well for 2011 and beyond. In the meantime we continue to evaluate opportunities for expansion through organic growth and acquisitions.”

Gencor Industries is a diversified, heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2010; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000